Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of this Schedule 13D, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: March 17, 2016

HEDGEPATH, LLC

By:	/s/ James A. McNulty
Name: James A. McNulty
Title: Manager

/s/ James A. McNulty
James A. McNulty